Exhibit 99.1

Press Release

For Immediate Release

oti Reports 58% Revenue Increase for Second Quarter 2014

Rosh Pina, Israel – August 14, 2014 – On Track Innovations Ltd. (oti) (NASDAQ: OTIV), a global provider of near field communication (NFC) and cashless payment solutions, reported financial results for the second quarter ended June 30, 2014.

Q2 2014 Operational Highlights

•	Launched Trio modular payments reader, which handles multiple payment methods in a single solution for the growing self-service markets.

•	Received an initial commercial order from Vianet for oti's new Trio modular payment reader. Vianet plans to initially install the readers in vending machines in Europe starting Q3 2014.

•	oti PetroSmart was awarded a major 15-year contract from a government ministry in Southern Africa to supply its EasyFuel Plus management system.

•	Signed a five-year contract to help manage more than 5,000 on-street parking spaces in Arlington County, Virginia.

•	Signed a 20-year contract to co-manage the parking operations for Elbasan, a city in central Albania.

•	Expanded the capabilities and use of the 84 transit ticket vending machines operated by oti’s electronic ticket systems subsidiary, ASEC S.A., for the Mazovia Railway System in Poland.

Q2 2014 Financial Highlights

•
Revenues in the second quarter of 2014 increased 38% sequentially and 58% from the same year-ago period to $7.2 million. The significant improvement was primarily driven by NFC readers sold to the U.S market and first deliveries of oti's Wave device to Asia.

•	Gross profit in the second quarter of 2014 increased 26% to $3.3 million (46% of revenue) from $2.6 million (58% of revenue) in the same year-ago period.

•
Total operating expenses in the second quarter of 2014 were $5.3 million compared to $5.0 million in the same year-ago period. The slight increase was primarily due to higher sales and marketing expenses designed to accelerate oti’s growth, offset by a 20% decrease in general and administrative expenses.

•
Net loss from continuing operations in the second quarter of 2014 totaled $2.3 million or $(0.07) per share, an improvement from a net loss from continuing operations of $2.6 million or $(0.08) per share in the same period last year.

•
Adjusted EBITDA loss from continuing operations in the second quarter of 2014 totaled $1.0 million, a significant improvement from an adjusted EBITDA loss from continuing operations of $1.8 million in the same year-ago period (see discussion about the presentation of adjusted EBITDA from continuing operations, a non-GAAP term, below).

•	At quarter-end, cash and cash equivalents, and short-term investments totaled $10.6 million.

Management Commentary
“During Q2 we made strong progress executing on our plan to grow our core cashless payment solutions business,” said the company’s CEO Ofer Tziperman. “This was demonstrated by the 58% revenue increase in the quarter, driven by our industry-leading technology and expanded salesforce.

“The quarter was also highlighted by several customer wins across all of our verticals. This included the first order for our new Trio modular reader.

“We plan to build on this operational and financial momentum and take advantage of the strong industry tailwinds in the cashless payments space.

“Given this tremendous market opportunity, coupled with our focus and leaner, highly capable team, we continue believe we will be able to deliver at least 30% revenue growth in 2014, as well as achieve positive adjusted EBITDA on a quarterly basis by Q1 2015.”

Conference Call
OTI will hold a conference call today (August 14, 2014) at 10:30 a.m. Eastern time to discuss these results. The company's CEO Ofer Tziperman, CFO Shay Tomer, and Chairman Dimitrios Angelis will host the presentation, followed by a question and answer period.

To participate, please dial the appropriate number 5-10 minutes prior to the start time and ask for the On Track Innovations conference call. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

U.S. dial-in: 1-877-407-0784
International dial-in: 1-201-689-8560

The conference call will be broadcast simultaneously and available for replay via the investor section of the company's website at www.otiglobal.com.

A replay of the call will be available after 1:30 p.m. Eastern time on the same day through September 14, 2014.

U.S. replay dial-in: 1-877-870-5176
International replay dial-in: 1-858-384-5517
Replay ID: 13588075

Use of Non-GAAP Financial Information
This press release contains certain non-GAAP measures, namely, adjusted EBITDA from continuing operation, or adjusted earnings from continuing operation before interest, income tax, depreciation and amortization. Adjusted EBITDA from continuing operations represents earnings before interest1, income tax, depreciation and amortization, and further eliminates the effect of share-based compensation expense and patent litigation and maintenance expenses. OTI believes that adjusted EBITDA from continuing operations should be considered in evaluating the company's operations since it provides a clearer indication of OTI’s operating results. This measure should be considered in addition to results prepared in accordance with US GAAP, but should not be considered a substitute for the US GAAP results. The non-GAAP measures included in this press release have been reconciled to the US GAAP results in the tables below.

1 “Financial expenses”

ON TRACK INNOVATIONS LTD.

INTERIM UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENT
The following tables reflect selected On Track Innovations Ltd, non-GAAP results reconciled to GAAP results:
 (In thousands, except share and per share data)

	Three months ended June 30		Six months ended June 30
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Loss	$(2,234)	$(2,304)	$(5,592)	$(5,343)

Net loss (profit) from discontinued operations	(74)	(321)	270	(91)
Financial expenses	249	256	353	821
Depreciation	317	275	648	556
Taxes on income	55	(2)	173	(4)
Amortization expenses	-	28	-	53
TOTAL EBITDA	$(1,687)	$(2,068)	$(4,148)	$(4,008)

Patent litigation and maintenance	380	202	1,019	418
Stock based compensation	$280	$56	$436	$113
TOTAL ADJUSTED EBITDA	$(1,027)	$(1,810)	$(2,693)	$(3,477)

About OTI
On Track Innovations Ltd. (oti) is a leader in contactless and NFC applications based on its extensive patent and IP portfolio. oti's field-proven innovations have been deployed around the world to address NFC and other cashless payment solutions, petroleum payment and management, cashless parking fee collection systems and mass transit ticketing. oti markets and supports its solutions through a global network of regional offices and alliances. For more information, visit www.otiglobal.com, the content of which does not form a part of this press release.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, we are making forward-looking statements. Because such statements deal with future events and are based on OTI’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of OTI could differ materially from those described in or implied by the statements in this press release. Forward-looking statements include statements regarding the successful implementation of our strategic plan of refocusing on our core business of cashless payment technology, success in achieving further revenues or benefits while relying on the current operational and financial momentum in the cashless payment market, increase of future revenues and rate of such increase and achieving positive adjusted EBITDA in the near or mid future. Forward-looking statements could be impacted by the effects of the protracted evaluation and validation periods in the U.S. and other markets for contactless payment cards, market acceptance of new and existing products and our ability to execute production on orders, as well as other risks and uncertainties, including those discussed in the “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. Except as otherwise required by law, OTI disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

Investor Contact:
Scott Liolios or Matt Glover
Liolios Group, Inc.
949-574-3860
OTIV@liolios.com

Press Contact:
Inbar Ben-Hur
oti Marketing Communication Manager
inbar@otiglobal.com

 ON TRACK INNOVATION LTD.
INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share data)

	June 30	December 31
	2014	2013
Assets

Current assets
Cash and cash equivalents	$6,114	$14,962
Short-term investments	4,448	2,601
Trade receivables (net of allowance for doubtful
accounts of $610 as of June 30, 2014
and December 31, 2013)	6,526	5,134
Other receivables and prepaid expenses	3,377	4,632
Inventories	3,572	3,477
Assets from discontinued operations - held for sale	-	3,919
Total current assets	24,037	34,725

Long term restricted deposit for employees benefit	626	623

Severance pay deposits	728	738

Property, plant and equipment, net	9,318	9,837

Deferred tax asset	51	173

Total Assets	$34,760	$46,096

ON TRACK INNOVATION LTD.
INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share data)

	June 30	December 31
	2014	2013
Liabilities and Equity

Current Liabilities
Short-term bank credit and current maturities
of long-term bank loans	$4,142	$3,842
Trade payables	9,705	9,255
Other current liabilities	3,011	6,299
Liabilities from discontinued operations - held for sale	-	2,956
Total current liabilities	16,858	22,352

Long-Term Liabilities
Long-term loans, net of current maturities	2,816	3,342
Accrued severance pay	1,691	1,706
Deferred tax liability	304	292
Total long-term liabilities	4,811	5,340

Total Liabilities	21,669	27,692

Equity
Shareholders' Equity
Ordinary shares of NIS 0.1 par value: Authorized –
50,000,000 shares as of March 31, 2014 and
December 31, 2013; issued: 34,386,066 and 34,199,511
shares as of March 31, 2014 and December 31, 2013,
respectively; outstanding: : 33,207,367 and 33,020,812 shares
as of March 31, 2014 and December 31, 2013, respectively	860	854
Additional paid-in capital	212,892	212,246
Treasury shares at cost - 1,178,699 shares
	(2,000)	(2,000)
Accumulated other comprehensive income (loss)	(345)	28
Accumulated deficit	(197,762)	(192,179)
Total Shareholder’s equity	13,645	18,949
Non-controlling interest	(554)	(545)

Total Equity	13,091	18,404

Total Liabilities and Equity	$34,760	$46,096

ON TRACK INNOVATION LTD.
INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended June 30		Six months ended June 30
	2014	2013*	2014	2013*
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$5,852	$3,385	$9,690	$5,949
Licensing and transaction fees	1,302	1,149	2,662	2,227

Total revenues	7,154	4,534	12,352	8,176

Cost of revenues
Cost of sales	3,847	1,914	6,447	3,553

Gross profit	3,307	2,620	5,905	4,623
Operating expenses
Research and development	1,221	1,131	2,381	1,988
Selling and marketing	2,072	1,587	4,192	3,231
General and administrative	1,638	2,043	3,109	3,550
Patent litigation and maintenance	380	202	1,019	418
Amortization of intangible assets	-	28	-	53

Total operating expenses	5,311	4,991	10,701	9,240

Operating loss from continuing operations	(2,004)	(2,371)	(4,796)	(4,617)

Financial expense, net	(249)	(256)	(353)	(821)

Loss from continuing operations before taxes on income	(2,253)	(2,627)	(5,149)	(5,438)

Income tax	(55)	2	(173)	4

Net loss from continuing operations	(2,308)	(2,625)	(5,322)	(5,434)
Net Income (loss) from discontinued operations	74	321	(270)	91

Net loss	(2,234)	(2,304)	(5,592)	(5,343)

Net loss attributable to noncontrolling interest	15	31	9	64
Net loss attributable to shareholders	$(2,219)	$(2,273)	$(5,583)	$(5,279)
Basic and diluted net loss attributable to shareholders per ordinary share
From continuing operations	(0.07)	(0.08)	(0.16)	(0.16)
From discontinued operations	** -	0.01	(0.01)	** -
	$(0.07)	$(0.07)	$(0.17)	$(0.16)

Weighted average number of ordinary shares used in
computing basic and diluted net loss per ordinary share	33,228,978	32,495,334	33,228,978	32,467,881

**Less than 0.01 per ordinary share

*Reclassified to conform with the current period presentation.

ON TRACK INNOVATION LTD.
INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(In thousands, except share and per share data)

	Six months ended June 30
	2014	2013*
Cash flows from continuing operating activities
Net loss from continuing operations	$(5,322)	$(5,434)
Adjustments required to reconcile net loss to
net cash used in continuing operating activities:
Stock-based compensation related to options and shares issued
to employees	436	113
Gain on sale of property and equipment	(5)	(11)
Amortization of intangible assets	-	53
Depreciation	648	556

Changes in operating assets and liabilities:
Accrued severance pay, net	(6)	(157)
Accrued interest and linkage differences	(8)	69
Deferred tax, net	134	(6)
Decrease (increase) in trade receivables	(1,676)	365
Decrease (increase) in other receivables and prepaid expenses	(138)	1,390
Increase in inventories	(104)	(792)
Increase (decrease) in trade payables	816	(1,413)
Decrease in other current liabilities	(1,018)	(760)
Net cash used in continuing operating activities	(6,243)	(6,027)

Cash flows from continuing investing activities

Purchase of property and equipment	(202)	(1,595)
Purchase of short term investments	(2,402)	(295)
Proceeds from restricted deposit for employees benefit	-	306
Proceeds from maturity or sale of short - term investments	560	5,541
Proceeds from sale of property and equipment	5	11
Net cash provided by (used in) continuing investing activities	(2,039)	3,968

Cash flows from continuing financing activities
Increase (decrease) in short-term bank credit, net	215	(2,325)
Proceeds from long-term bank loans	12	1,398
Repayment of long-term bank loans	(436)	(601)
Proceeds from exercise of options	311	239
Net cash provided by (used in) continuing financing activities	102	(1,289)

Cash flows from discontinued operations
Net cash provided by (used in) discontinued operating activities	(1,264)	1,132
Net cash provided by (used in) discontinued investing activities	695	(61)
Net cash used in discontinued financing activities	(154)	(722)
Total net cash provided by (used in) discontinued operations	(723)	349

Effect of exchange rate changes on cash and cash equivalents	55	(112)

Decrease in cash and cash equivalents	(8,848)	(3,111)
Cash and cash equivalents at the beginning of the period	14,962	9,304

Cash and cash equivalents at the end of the period	$6,114	$6,193

* Reclassified to conform with current period presentation.